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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 001-12748
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                    CHESAPEAKE BIOLOGICAL LABORATORIES, INC.
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             (Exact name of registrant as specified in its charter)

        1111 South Paca Street, Baltimore, Maryland 21230; (410) 843-5000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Class A Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(i)        [X]
     Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(1)(ii)       [ ]
     Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(i)        [ ]
     Rule 12g-4(a)(2)(ii)      [ ]         Rule 12h-3(b)(2)(ii)       [ ]
                                           Rule 15d-6                 [ ]

Approximate number of holders of record as
of the certification or notice date:               115
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Pursuant to the requirements of the Securities Exchange Act of 1934 Chesapeake
Biological Laboratories, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     January 16, 2001           By: /s/ Thomas P. Rice
     --------------------------          ---------------------------------------
                                         Thomas P. Rice, Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.